Exhibit 14.1

METALS USA HOLDINGS CORP.

CODE OF CONDUCT

TABLE OF CONTENTS

Forward			7
I.	BUSINESS CONDUCT		8
II.	SAFETY AND ENVIRONMENTAL		8
III.	UNLAWFUL DISCRIMINATION AND HARASSMENT		8
IV.	PROTECTING COMPANY ASSETS		8
	A.	Company Property	8
	B.	Company Information Systems	8
	C.	Company Funds	9

	D.	Proprietary and Confidential Information	9
	E.	Responding to Requests for Information	9
V.	COMPANY RECORDS		9
	A.	Proper Accounting	10
	B.	Business Expense Claims	10
	C.	Records Retention	10
VI.	CONFLICTS OF INTEREST		10
	A.	Outside Employment and Activities	10
	B.	Personal Relationships	10

	C.	Ownership in Other Businesses	11
	D.	Gifts and Entertainment	12
	E.	Service on Boards	12
VII.	COMPLIANCE WITH LAWS		12
	A.	Antitrust Laws	12
	B.	Unfair Competition and Deceptive Trade Practices	12
	C.	Anticorruption Laws	13
	D.	Import-Export Laws and Anti-boycott Laws	13
	E.	Insider Information and Securities Trading	13

VIII.	ADMINISTRATION AND ENFORCEMENT		14
	A.	Distribution	14
	B.	Certification	14
	C.	Penalties for Violation of the Code	14
	D.	Policy Prohibiting Retaliation for Reporting	15
	E.	Investigation and Resolution	15
	F.	Records	15
	G.	Quarterly Reporting to Company Board of Directors	15
	H.	Periodic Review and Supplementation	15

I.	Severability	15
J.	Construction	15
K.	Jurisdiction	15

APPENDIX A Reporting Violations

EXHIBIT A Form of Confirmation Letter Required by Metals USA Holding Corp.’s

Code of Conduct

EXHIBIT B Confidential Initial Report

EXHIBIT C Confidential Report of Supervisor or Other Recipient of Initial Report

Forward

To all Metals USA Employees, Officers, Directors, Shareholders, Customers and Vendors:

Metals USA Holdings Corp. (the “Company”) is committed to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments is essential in our dealings with our customers, vendors, fellow workers and shareholders and to our continued success.

The ethical principles and standards, and applicable laws, which comprise this Code of Conduct (the “Code”) must guide our actions and our behavior. The Code summarizes certain ethical policies and laws which apply to all of us. The guidelines set forth in the Code are not intended to be a complete guide for every conceivable situation. Instead, it provides basic ethical principles, and summaries of certain laws and regulations which are applicable to your job.

If you do not understand any provision of the Code, are unsure what actions you should take or not take in a given situation, or wish to report a violation of the Code or any law, you should follow the compliance or reporting procedures outlined within the Code. If there are references to other policies or laws, please obtain and read those policies or laws if they apply to your position with the Company. Think about how the provisions of the Code apply to your job, and consider how you might handle situations to avoid illegal, improper or unethical actions or omissions. Our goal is “when in doubt, ask” and “do the right thing.” Failure to follow the provisions of the Code or law or report violations may have serious legal and disciplinary consequences including termination of employment.

The Code applies to all employees at all times during employment. Failure to acknowledge receipt does not diminish compliance with the Code in any way.

I, together with the senior officers, have carefully reviewed the Code and encourage you to do the same. I have also signed a statement confirming that I will conduct my actions according to its guidelines. I expect you to do the same by signing the required confirmation.

One of our most valuable assets is our reputation. Complying with the principles and standards contained in the Code is the foundation for protecting and enhancing that reputation. Thank you for your commitment.

C. Lourenço Gonçalves

Chairman, President and CEO

I. BUSINESS CONDUCT

We have built a reputation as a trustworthy and ethical member of our industry and community by conducting business with the highest level of integrity and fairness. We will avoid misrepresentation of facts, manipulation, concealment, misuse of privileged information, fraud or other unfair business practices. It is a serious violation of the Code to engage in any act which is intended, or perceived, to harm the reputation, business, prospects, Company operations, our customers, vendors, employees, officers, directors or shareholders.

II. SAFETY AND ENVIRONMENTAL

We are committed to providing a safe work environment. Management and employees share a responsibility to promote and preserve a safe, clean, and healthy environment. You must strictly comply with applicable environmental laws and regulations, public policies, and Company safety policies and procedures and make every effort to prevent unsafe practices. The Company, as well as individuals, may be liable for the costs of pollution and other significant civil and criminal penalties for violation of safety and environmental laws.

You must immediately report any knowledge of a safety or environmental violation, accident, injury or unsafe equipment, practice or condition. Failure to comply with these policies and procedures, laws or regulations, to fully cooperate in an investigation of a violation or accident, or to withhold or falsify information will result in disciplinary action, including termination.

It is a serious violation of the Code to, in any way, discourage an individual from reporting an accident or seeking medical treatment, or retaliate against an individual who reports an accident or safety violation or seeks medical treatment.

III. UNLAWFUL DISCRIMINATION AND HARASSMENT

We are committed to providing a conducive work environment for all employees and will not tolerate any unlawful discrimination or harassment, whether intentional or not. Actions or communications, including jokes, which disparage an individual’s sex, race, color, national origin, age, religion, disability or other legally protected class is against the law and a serious violation of the Code. This policy applies to managers, supervisors, co-workers, employees, vendors and customers and extends to every phase of employment, including, but not limited to, recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination and to Company-sponsored educational, social and recreational programs.

Whether you are personally affected, have knowledge or reasonably suspect discrimination or harassment, you are required to report such an incident. We will not tolerate retaliation against an individual for filing a good faith complaint or for cooperating with an investigation. The Company will promptly investigate any report of unlawful discrimination or harassment and keep information confidential to the extent possible that allows a full investigation and resolution of the complaint. If an investigation confirms that discrimination or retaliation has occurred, the violator(s) will be subject to disciplinary action, including termination.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

IV. PROTECTING COMPANY ASSETS

Each of us has a responsibility to protect Company assets, including physical and intellectual property, from loss, theft, misuse and waste and to ensure Company assets and funds are used only for legal business purposes.

A. Company Property

The use of Company property, materials, equipment or assets for personal gain is not permitted. Violations include, but are not limited to, personal use of Company vehicles, sale of Company vehicles to employees above or below fair market value, directing refunds from vendors or suppliers to personal accounts, and the use of Company funds to pay personal expenses unless a supervisor approved advance is submitted in accordance with applicable policies and procedures. You must have signed supervisor approval to remove, from work premises, any Company property, excluding a cell phone or laptop that has been specifically assigned to you. An employee who fails to return Company property in good condition immediately upon demand may be subject to disciplinary action, including termination.

B. Company Information Systems

Occasional personal use of computer systems, networks, software, databases, Internet access, electronic mail, telephones, cell phones, fax or copy machines (collectively referred to as “Information Systems”) is generally permitted if the purpose is legal, there is no significant Company cost, and use does not interfere with work responsibilities, jeopardize the security of Company information, interfere with computer systems performance or otherwise conflict with Information Systems policies. Display, transmission or internet browsing of sexually explicit sites or images is strictly prohibited and may result in immediate termination.

Information Systems, Company bulletin boards or any other employee distribution channels, may not be used to promote outside organizations, religious, charitable or political causes, to solicit commercial ventures, or for any other non-Company sanctioned solicitations or activities.

The Company owns all e-mail and voice-mail messages sent and received and files and records received or stored on Company Information Systems. Information may be monitored without notice or consent and may be disclosed during litigation or governmental inquiry.

C. Company Funds

The use of corporate funds or other assets for personal use, or any unlawful or fraudulent purpose, including bribes and kickbacks, is strictly prohibited. Payments made to any third party to obtain or retain business or for any other improper reason are not allowed. No corporate funds shall be contributed, directly or indirectly, to any candidate for public office, campaign funds, political party or organization, whether in the United States or abroad, unless a lawful contribution is approved in advance by the Company’s Chief Executive Officer and the General Counsel.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

D. Proprietary and Confidential Information

Employees shall not directly or indirectly use any proprietary or confidential information for any purpose not associated with Company activities. Proprietary information is the sole property of the Company and includes, but is not limited to, trade secrets or inventions, techniques, strategies or design, salaries, customer and supplier/vendor lists, pricing, purchasing, sales, marketing and financial information, budgets or forecasts, business plans, contracts or agreements, bid proposals and contract negotiations, research and development programs.

Confidential information, such as business knowledge and information, written or unwritten, acquired or created in the course of employment and not authorized by management for public distribution, shall be used only as necessary to perform job responsibilities. Confidential information may be shared internally only with others who have a “need to know” and may not be disclosed to any supplier, customer, competitor, friend, relative, financial analyst, media or any other third party.

All computer users must take adequate steps to protect confidential information stored on the Company systems, networks and website. You may not intercept or duplicate proprietary or confidential information. You must immediately report any suspicious activity involving the receipt or transfer of information. Password access for computer systems, network and internet access must not be available to others. Lock or turn off your computer when unattended for extended periods and secure laptops when not in use.

Just as the Company expects its proprietary and confidential information to be protected, we respect the same rights of other entities. You must have authorization from your manager prior to accepting any offer of confidential information from outside sources.

E. Responding to Requests for Information

The Company’s Chief Executive Officer, Chief Financial Officer and the General Counsel are the “Designated Representatives” responsible for monitoring and coordinating the disclosure of Company information in a manner that protects the confidentiality of the information and ensures compliance with federal and state securities laws. Requests for information, including statements or comments solicited by the media or government representatives (federal, state or local), must be immediately referred to a Designated Representative. Under no circumstances should an individual release any information about the Company without prior approval from a Designated Representative.

V. COMPANY RECORDS

All information, reports and records, including accounts and financial statements, whether for internal or third party purposes, must be timely maintained in reasonable and appropriate detail and must accurately and honestly reflect our transactions. Falsifying records or failure to record funds or assets is a serious offense and may result in prosecution and/or disciplinary action, including termination.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

A. Proper Accounting

All Company financial transactions and fund expenditures must follow all established procedures and policies, including compliance with the Sarbanes-Oxley Act, be entered in the regularly maintained books of accounts and be supported by adequate documentation. Financial information is provided to our shareholders, investors and government agencies and must conform to our internal control and disclosure procedures as well as to generally accepted accounting principles (“GAAP”) and other laws and regulations, such as those of the Internal Revenue Service and the Securities and Exchange Commission (SEC). Our public communications and reports must contain information that is full, fair, accurate, timely and understandable. In furtherance of these requirements:

1.	No fund or asset shall be established or maintained that is not reflected on the books and records of the Company;

2.	No false, artificial, obscure or misleading entries shall be made in the books and records of the Company; and

3.	No transaction shall be effected or payment made by or on behalf of the Company with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

B. Business Expense Claims

All reimbursable expenses must be directly related to Company business and in accordance with all applicable policies and procedures. Business expenses must be properly supported and submitted for supervisor approval within 30 days of the date the expense was incurred. It is a violation of policy to submit or approve false, misleading, inaccurate or improperly documented claims for business expense reimbursement.

C. Records Retention

Company records must be retained or purged in accordance with our record retention policies and all applicable laws and regulations. We may be legally required to make our records including reports, informal data such as e-mail, expense records and internal memos available to third parties. It is a criminal offense to alter, destroy, modify or conceal documentation or objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. If there is a subpoena or a pending government investigation, you must immediately notify the Company’s General Counsel and preserve all records that could pertain to the investigation.

VI. CONFLICTS OF INTEREST

You must avoid situations or conduct that could compromise Company loyalty, interfere with your job in any way, or otherwise conflict with the interests of the Company. You must be able to perform duties and exercise good judgment on behalf of the Company without influence or distraction from any outside activity, interest or relationship. You must not engage in any activity that assists a competitor or otherwise is in competition with our business. In addition, you must avoid outside activities that embarrass or discredit us. You must report, in writing, any potential conflict of interest or perception of such.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

A. Outside Employment and Activities

Performing other work after hours, including work for which you are compensated, is not in itself a violation of the Code. However, the activity must be different from the work you perform for us and must not interfere with your ability to devote the time and effort needed to fulfill the requirements of your job to the best of your ability. You may not conduct outside work or personal business on Company time or use, for purposes outside the scope of your job, Company supplies, employees, equipment or resources. You must not support or promote the sale of services or products to the Company for personal gain.

Assisting a family member or personal friend in their business or outside activities to the extent it interferes with your ability to devote full time and effort to your job duties is a conflict of interest.

You must report, in writing, if you are involved in any work or activity that could be perceived as a conflict of interest.

B. Personal Relationships

It is a violation of the Code to fail to disclose any external or internal relationship that could pose a conflict of interest or to allow any business decision to be influenced by a personal relationship.

1. External Relationships

If you are in a position to conduct business with, or to influence a decision to work with, an organization for which a family member or personal friend works or has a significant financial interest, you must report the relationship, in writing, before conducting business on our behalf.

2. Internal Relationships

Supervisors must make any work related decisions such as employment, work assignment, promotion, and compensation on the basis of qualification and merit and avoid giving an unfair advantage to anyone due to a personal relationship.

You must have approval from the Company’s Chief Executive Officer before offering an applicant or employee a position that is within, or may be perceived to be within, the chain of command or sphere of influence of a family member or other personal relationship. You must report immediately, in writing, if you enter into a relationship after placement into such a position.

C. Ownership in Other Businesses

Some investments could create a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with us, seeks to do business with us or competes with us. You must report, in writing, if an investment may potentially be, or could be perceived as, a conflict of interest.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

D. Gifts and Entertainment

We must treat all business relationships fairly and impartially. Therefore, we must not give or accept gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided when the Company conducts business ethically and refuses to accept or grant special considerations. It is generally permissible to offer or receive a one-time gift of $100 or less; however, multiple small gifts or favors over a short period of time may be improper when considered in the aggregate.

E. Service on Boards

Serving as a director or on a standing committee of an organization, including government agencies may create a conflict. You must report, in writing, before accepting an appointment to the board or a committee of any organization. Thereafter, your position or involvement must be reported annually.

VII. COMPLIANCE WITH LAWS

The Company will conduct business in compliance with all applicable laws, rules and government regulations. Although we address several important legal areas in the Code, we cannot anticipate every possible situation. It is your responsibility to know and comply with the law, conduct all activities in an ethical manner and report any violations of the law or the Code as set forth herein.

A. Antitrust Laws

Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior. Avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers and any other proprietary or confidential information. The following actions are clearly prohibited under the Code and various antitrust laws:

•

Agreements or understandings among competitors to: raise, lower, fix or control prices or to otherwise agree on pricing policy, discounts, promotions or terms or conditions of sale; boycott specified suppliers or customers; allocate products, territories or markets; or limit the production or sale of products or product lines.

•	Selling products at a below-cost price in an attempt to force a competitor out of business or to sell a product on condition that the buyer will not buy products from a seller’s competitor.

B. Unfair Competition and Deceptive Trade Practices

The Federal Trade Commission (“FTC”) Act and the Code prohibit “unfair methods of competition” and “unfair or deceptive acts or practices.” In addition, many actions may violate state antitrust laws, or deceptive trade practices laws. The following are examples, but not an exhaustive list, of conduct which has been found to constitute unfair competition or deceptive acts or practices:

•	Commercial bribery, including payments made by a seller to its own or a competitor’s customer to induce purchases of the seller’s products;

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

•	Coercion, intimidation or scare tactics directed against customers, prospective customers, competitors, or suppliers;

•	Offering special benefits to distributors who exclude competing product lines;

•	Acquiring a competitor’s trade secrets by unfair means, including espionage;

•	Making false or deceptive statements or comparisons about competitors or their products, business practices, financial status or reliability;

•	Misrepresenting the price, composition, effectiveness, quality or other characteristics of a product;

•	Making an affirmative product claim without a reasonable basis; and

•	Representing products as those of another manufacturer, such as by simulating a competitor’s advertising labels or trademarks.

C. Anticorruption Laws

An acceptable practice in the private business sector may be improper or illegal when involving government officials. “Government officials” include any level government employee anywhere in the world, employees of government-controlled entities, political parties and candidates for political office. You must consult with the Company’s General Counsel to be sure that you understand the applicable laws before dealing with a government official on the Company’s behalf.

D. Import-Export Laws and Anti-boycott Laws

We are committed to full compliance with all applicable U.S. laws governing imports, exports and when conducting business with non-U.S. entities. These laws limit the types of products that may be imported and the manner of importation, ban exports and most other transactions with certain countries, and prohibit cooperation with or participation in foreign boycotts of countries not boycotted by the U.S.

E. Insider Information and Securities Trading

Ethical standards and federal law prohibit reacting to non-public information when trading or recommending trading of Company stock, or buying or selling securities of customers, suppliers or other entities with which we have a relationship. The Company is obligated by various federal and state laws and regulations to make prompt, full and fair public disclosure of information which may be expected to materially affect the market, unless such disclosure would be inappropriate under the circumstances.

Regardless of your position within the Company, you must not purchase or sell, or advise third parties to purchase or sell, Company stock due to knowledge which is not yet publicly disseminated (commonly referred to as “insider information”). It is illegal to disclose such information to one or more persons before it is disclosed to the general public.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

After the release to the public of material information (i.e. quarterly or annual earnings), individuals may trade for a period beginning 48 hours after the release and ending 30 days thereafter. Furthermore, employees, officers and directors who purchase Company stock in the open market are encouraged to hold that stock for a minimum of six months. Section 16(a) of the Securities Exchange Act of 1934, known as the “short-swing profit rule”, restricts the Company’s directors and senior officers from “buying and selling” or “selling and buying” Company’s stock within six months before or after the release of material information to the public. We recommend that all employees, who have “insider information”, observe this rule.

Investment in Company stock by Company officers, directors and employees is generally desirable and not discouraged. However, such investments must be made with extreme caution of any appearance of impropriety and with recognition of the legal prohibitions against the misuse of insider information. All large stockholders (10% or more), executive officers, and directors are required to timely report to the Securities Exchange Commission (“SEC”), their beneficial ownership of the Company securities upon becoming a director, executive officer or large stockholder, and thereafter as appropriate to reflect any changes in their beneficial ownership of the Company’s securities or stock options. Because the SEC requires the Company to disclose, in its annual Form 10-K and proxy statement, the name of any director or executive officer who fails to comply with the filing requirements of Section 16(a), the Company requires that all transactions by directors and executive officers in the Company’s securities, including the preparation of all Section 16(a) reports, be cleared with the Company’s General Counsel to avoid failure to comply with filing requirements.

VIII. ADMINISTRATION AND ENFORCEMENT

Company management and employees are equal partners in ethical and legal behavior and full adherence to the Code. In furtherance of these responsibilities the Company has adopted the following:

A. Distribution

The Code will be distributed to all officers, directors, employees, and other personnel as may be designated by the Company’s Chief Executive Officer.

B. Certification

Each recipient of the Code must return, to Human Resources within 30 days of receipt, a signed Confirmation Letter (Exhibit “A”) with a written disclosure of any exceptions to the Code.

C. Penalties for Violation of the Code

Violations of the Code, including failing to report a violation or withholding relevant information, will result in disciplinary action, including immediate termination. In addition, civil remedies for any monetary loss we suffer may be imposed. The degree of your cooperation and whether the violation was intentional or unintentional or a violation of law will be considered in any corrective action decisions.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

D. Policy Prohibiting Retaliation for Reporting

We will not retaliate or tolerate harassment or intimidation against anyone who, in good faith, reports a suspected violation of the law or the Code. In addition, several federal and state laws protect employees from discrimination or retaliation for reporting wrongdoing.

E. Investigation and Resolution

The Company’s General Counsel shall be responsible for promptly conducting an investigation of the alleged violation(s) and recommending a resolution to the Company’s Chief Executive Officer.

F. Records

Records of the initial report, subsequent reports, and final resolution of the matter shall be maintained by the Company’s General Counsel.

G. Quarterly Reporting to Company Board of Directors

The Company’s General Counsel shall report to the Company’s Board of Directors, on a quarterly basis, any significant events related to the Code and any reporting or investigations conducted.

H. Periodic Review and Supplementation

The Company’s General Counsel and Audit Committee is charged with the responsibility of reviewing applicable changes in laws and recommending changes to the Code for approval by the Board of Directors. Accordingly, amendments to and revisions of the Code may be adopted from time to time. Such changes will become effective upon their adoption by the Board of Directors and copies thereof will be distributed as promptly as practicable. Failure to receive or review a copy of any amendment or revision will not be an acceptable excuse for non-compliance with any law, regulation or policy of which you had knowledge or were reasonably expected to have knowledge.

I. Severability

If any provision of the Code is illegal, invalid or unenforceable under present or future laws, other provisions of the Code shall be unaffected.

J. Construction

Section titles are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of the Code.

K. Jurisdiction

The Code shall be interpreted, construed and enforced in accordance with the laws of the State of Texas.

Refer to the attached APPENDIX A to report a conflict or violation of the Code of Conduct.

APPENDIX A

Reporting Violations

Obligation to Report Violations or Exceptions to the Code

Company directors, officers and employees have an obligation to report any known or suspected violations of the Code, law or other regulation and any attempts to manipulate information or provide incomplete or inaccurate information when reporting or participating in an investigation of a violation or conflict of the Code.

The various reporting options listed below are provided to encourage and assure direct and open communication between the Company and employees regarding potential violations. It is most important for reporting parties to provide as much information as possible so that the Company can conduct a full and complete investigation.

Any employee, who knows or suspects that their position or actions may pose a conflict of interest as discussed in Section VI of the Code, must immediately disclose the situation in writing. Otherwise, reports may be submitted in writing, electronically, by phone, or through a secured reporting hotline/website. Written reports should be submitted on the form attached as Exhibit “B”.

1. Initial Reporting Options

(a)	Report directly to any member of Company Management

•	Facility Supervisor or Manager

•	Group Human Resources Manager

•	Regional Officer

•	Vice President of Human Resources*

•	Vice President of Safety and Facility Operations*

•	Chief Financial Officer*

•	General Counsel*

*	Toll free contact number 1-888-871-8701

(b)	Report through the anonymous Compliance Hotline/Website, My Safe Workplace, at 1-800-461-9330 or www.mysafeworkplace.com (available 7 days a week, 24 hours a day) if you:

•	believe that a report of a violation would not be, or has not been, appropriately addressed after reporting it directly to a member of Company management; or

•	feel more at ease reporting through a third party.

2. Subsequent Reporting

If a supervisor or other Company representative receives a report of a known or suspected deviation from the Code, regardless of the source, he/she must promptly submit a report to the Company’s General Counsel on the form attached as Exhibit “C”. The General Counsel will forward a copy of the report to the Company’s Chief Executive Officer.

Appendix A

EXHIBIT A

Form of Confirmation Letter Required by Metals USA Holding Corp.’s

Code of Conduct

I have read and understand the Code of Conduct of Metals USA Holdings Corp. dated February 1, 2007 (the “Metals USA Code”).

To the best of my knowledge and belief, neither I nor any member of my family has any interest or connection, or engaged in any activity, that might contravene the terms of the Metals USA Code. Furthermore, I am not aware of any officer, director, or other employee subject to the Metals USA Code who has engaged in any activity that might contravene the terms of the Metals USA Code.

The foregoing statements are true (You must check one box below):

☐	Without exception.

☐	Except as reported in full detail and attached to this confirmation letter.

Signature	Date

Printed Name

Position	Location

Building Products Group

Plates & Shapes Group

Flat Rolled Group

I Solutions

Corporate

Return your signed and completed Confirmation to your immediate supervisor. If you have noted an exception to the Code involving another individual that you would prefer not to personally disclose to your supervisor, you may mail your Confirmation directly to:

Metals USA Holdings Corp.

Attn: General Counsel

One Riverway, Suite 1100

Houston, TX 77056

Exhibit A

Signature Page

EXHIBIT B

Confidential Initial Report

POSSIBLE DEVIATION FROM CODE OF CONDUCT

If you have knowledge or suspect a conflict or violation of the Code, complete this form and confidentially deliver or mail it to your supervisor or manager, Regional Officer, Group Human Resources Manager, Vice President of Human Resources, Vice President of Safety and Facility Operations, General Counsel, or Chief Financial Officer.

Code of Conduct deviation reported: (Please provide as much information as possible.)

(Continue on reverse side if more space is required)

Report made by:

Print Name:

Title:	Location/Department:

Signature:		Date:

Submitted to:		Date Submitted:

If more information is needed or some elements of the report are unclear, it will be important to contact you. Please indicate your contact information:

Work phone and extension:

Home Phone:

Other:

(All information in this report will be kept confidential to the extent possible that allows a full investigation and resolution of the matter.)

Date received by Metals USA Holding Corp.’s Human Resources Vice President, General Counsel or

Chief Financial Officer:                                                                                       Initials:

Appendix A

EXHIBIT C

CONFIDENTIAL REPORT OF

SUPERVISOR OR OTHER RECIPIENT OF INITIAL REPORT

A Supervisor or any other Company representative, who receives a verbal report of a potential deviation from the Code of Conduct, must document the report below. Include any advice given to the reporting party and confidentially forwarded this report to Metals USA Holdings Corp.’s General Counsel.

Reported Deviation from Code of Conduct: (If you received the report in writing, check the box following this section and complete this section only if you have additional information or observations.)

(Continue on reverse side if necessary.)

☐	Reporting party’s written report is attached.

Report made by:	Title:

Date report was made:

Your advice or response (if any) to reporting party:

Supervisor/Other Person submitting this report:

Print Name:

Title:

Signature:                                                                                                                         Date:

Date Received by Metals USA Holding Corp.’s General Counsel:                                          Initials:

Appendix A